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                                                                    EXHIBIT 99.1

 MOTIVEPOWER INDUSTRIES AND WESTINGHOUSE AIR BRAKE REAFFIRM SYNERGIES, BENEFITS
                  OF MERGER; COMMENT ON 1999 EPS EXPECTATIONS

PITTSBURGH, Aug. 18, 1999 -- MotivePower Industries, Inc. (NYSE: MPO) and Westinghouse Air Brake Company (NYSE: WAB) today reaffirmed the synergies and benefits of their proposed merger, but said they expect 1999 earnings per diluted share to be 5 cents to 10 cents below the $1.43 per diluted share level indicated at the time of the announcement of the transaction. Shareholders of both companies will vote on the merger Aug. 23. Each company's Board of Directors has confirmed its unanimous recommendation for the merger.

The companies said the earnings outlook for 1999 primarily reflects the delayed timing of certain contracts, such as MotivePower Industries' sale of 50 switcher locomotives, that are now not expected to contribute significantly to revenues and earnings until late this year and the first half of 2000. In addition, the companies said they have seen some shift in business in other freight and industrial market segments from the third to the fourth quarter.

John C. (Jack) Pope, chairman of MotivePower Industries, and William E. Kassling, chairman and chief executive officer of Westinghouse Air Brake, said:
"We are convinced that this situation is a short-term phenomenon resulting primarily from timing issues. In fact, we are even more encouraged today by the benefits of our merger than we were when we announced our agreement on June 3. Since then, our combined management teams have been working diligently to develop plans to realize all the synergies and cost-saving opportunities from the merger as quickly as possible. These activities have given our people greater confidence in the combined company's ability to achieve the anticipated benefits. As a result, we expect to hit the ground running at full speed when the merger closes next week. We also remain fully committed to achieving a minimum of 15 percent annual growth in earnings per diluted share for the foreseeable future."

Pope and Kassling reiterated the combined company's commitment to achieve synergies through the merger of $10 million pre-tax, or 10 cents per diluted share after-tax, in 2000; and to reach an annual run rate of $20 million pre-tax, or 20 cents per diluted share after-tax, by year-end 2000.

This press release contains forward-looking statements, such as the statement regarding 1999 earnings expectations, the statement regarding achieving a minimum of 15 percent annual growth in earnings per diluted share and the statement regarding planned synergies through the merger. The company's actual results could differ materially from the results suggested in any forward-looking statement. Factors that could cause or contribute to these material differences include, but are not limited to, the following: softening of freight and industrial markets; the company's ability to achieve planned synergies; a slowdown in the U.S. or Mexican economy; a decrease in NAFTA rail traffic; continued consolidation by U.S. and Canadian railroads, which could cause them to reduce purchases of goods and services; a strengthening or a weakening of the U.S. dollar and/or a change in the availability of letters of credit in targeted foreign markets; the company's ability to timely and efficiently implement productivity improvement plans; the company's ability to maintain current favorable relations with its labor unions; the company's ability to successfully complete its information technology upgrade and business improvement project, including "Year 2000" compliance; and other factors contained in each company's regulatory filings, which are herein


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incorporated by reference. The company assumes no obligation to update these forward-looking statements or advise of changes in the assumptions on which they were based.

MotivePower Industries (www.motivepower.com) is a leader in the manufacturing of products for rail and other power-related industries. Through its subsidiaries, the company manufactures and distributes engineered locomotive components, provides locomotive and freight car fleet maintenance; overhauls locomotives; freight cars and diesel engines; manufactures new, environmentally friendly, switcher, commuter and mid-range locomotives up to 4,000 horsepower; and manufactures components for power, marine and industrial markets.

Westinghouse Air Brake Company (www.wabco-rail.com) is North America's largest manufacturer of value-added equipment for locomotives, railway freight cars and passenger transit vehicles. The company's mission is to be the leading supplier of world-class products and services to the railroad freight and transit industries, helping its customers to achieve higher levels of safety and productivity so they can compete more effectively.